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                                               Exhibit 11


                                    Wintrust Financial Corporation

                             Computation of Net Income Per Common Share

                                (in thousands, except per share data)



                                                       Nine Months Ended       Three Months Ended
                                                         September 30,            September 30,
                                                     ____________________    _____________________

                                                        1996       1995        1996       1995
                                                      -------     ------      ------     ------
    Net income (loss).......................    (A)   $(1,521)    $1,133      $  301     $  116
                                                      =======     ======      ======     ======
    Average common shares outstanding.......            5,992      4,900       6,212      4,940
    Average common share equivalents  (1)...               --        671         634        725
                                                      -------     ------      ------     ------
    Weighted average common shares and
         common share equivalents...........    (B)     5,992      5,571       6,846      5,665
                                                      =======     ======      ======     ======
    Net income (loss) per average
         common share.......................  (A/B)   $ (0.25)    $ 0.20      $ 0.04     $ 0.02
                                                      =======     ======      ======     ======


   (1) Common share equivalents result from stock options, stock rights and stock warrants being treated as if they had been exercised and are computed by application of the treasury stock method. No common share equivalents were assumed to be outstanding for the nine-month period ended September 30, 1996 because accounting standards require that the computation of earnings per share shall not give effect to common stock equivalents for any period in which their inclusion would have the effect decreasing the loss per share amount otherwise computed.

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